Exhibit10.1

INTERDIGITAL, INC.
DEFERRED COMPENSATION PLAN

Effective as of JUNE 12, 2013

PURPOSE
InterDigital, Inc. (the “Company” or “Employer”) has established this deferred compensation plan that will be maintained primarily for the purpose of providing non-qualified deferred compensation for non-employee Directors and a select group of eligible management and highly compensated employees. At all times, this Plan is entirely unfunded, both for tax purposes and for purposes of Title I of ERISA. It is not a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code. Further, the Plan is not subject to any of the ERISA provisions regarding participation, vesting, funding or fiduciary responsibility. All sections of the Plan shall be interpreted in such a manner as to comply with Section 409A of the Internal Revenue Code.

ARTICLE l
DEFINITIONS

When the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms “he,” “his,” and “him” shall refer to a Participant or a Beneficiary of a Participant, and as the case may be, unless the context otherwise requires, the capitalized terms shall have the following meanings:

1.1        “Account” means the bookkeeping account established by the Company with respect to a Participant under Article IV of the Plan. Such Account shall be credited with Deferred Amounts, including investment experience thereon, in accordance with the Participant’s Deferral Election and any investment experience from Deemed Investments. Within an Account, each Deferred Amount, including investment experience, shall be separately accounted for; and each Deferred Amount shall be subject to separate Distribution Elections.

1.2        “Administrator” means the Compensation Committee of the Company or its functional equivalent, or any other person or committee designated as Administrator of the Plan by the Compensation Committee.

1.3     “Affiliate” means a legal entity that is controlled by or is under common control as InterDigital, Inc.

1.4     “Allocation/Transfer Election” means an election by a Participant in accordance with the provisions of Article V of the Plan as to the allocation, reallocation or the transfer of the Participant’s future deferrals and/or existing Account balances among the Investment Options. The Participant will make an Allocation Election through an employer-provided form or other designated means. Such “other designated means” may include, but not be limited to, interactive voice response, internet, intranet and other electronic means.

1.5        “Annual Installments,” to the extent this distribution feature is made available by the Administrator, mean an amount payable annually on a Distribution Date or the anniversary of such date based on value of the Account as of the Valuation Date. The amount of each installment shall be calculated by multiplying such Account balance by a fraction the numerator of which is 1 and the denominator is the number of remaining installments. Each installment shall be a separate payment for purposes of the Treasury Regulations issued pursuant to Section 409A of the Code.

1.6 “Base Salary” means a Participant’s annual base salary, excluding bonuses, commissions, incentives and all other remunerations for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

1.7    “Beneficiary” or “Beneficiaries” means, with respect to a Participant, any natural person(s), estate or trust(s) designated by the Participant on the form provided by the Administrator to receive the benefits specified under the Plan in the event of the Participant’s death. The Participant’s estate shall be the Beneficiary if: (i) the Participant has not designated any natural person(s) or trust(s) as Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant. Designations made under the Program shall apply to amounts deferred under the Plan until a new designation is filed.

1.8    “Board” means the Board of Directors of the Company; provided that any action taken by a duly authorized committee of the Board of Directors within the scope of authority delegated to it by the Board shall be considered an action of the Board of Directors for the purpose of this Plan.

1.9    “Board Fees” means any cash fees paid to a Board member in connection with his or her service on the Board.

1.10 “Bonus” means the annual incentive compensation payable in the form of an annual cash bonus pursuant to a calendar year performance program, including any Performance-Based Bonus but before reduction for taxes and any other amounts as the Administrator may specify.

1.11 “Change of Control” means the occurrence of any of the following events:
(i) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Employer’s issued and outstanding voting securities in a single transaction or a series of related transactions;
(ii) The direct or indirect sale or transfer by the Employer of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;
(iii) The merger, consolidation or reorganization of the Employer with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Employer’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or
(iv) During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Employer (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Employer was approved by a vote of a majority of the Directors of the Employer then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Employer then in office.

None of the foregoing events, however, shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor IRS guidance.

1.12     “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, as well as Treasury Regulations promulgated thereunder.

1.13     “Committee” means the Company’s Compensation Committee or any successor body or committee.

1.14 “Company Matching Contribution” means an amount contributed by the Company on behalf of a Participant that defers Salary, Bonus and/or Other Compensation during a Plan Year.

1.15 “Deemed Investment” or “Deemed Invested” means the notional conversion of the balance held in a Participant’s Account into shares or units of the Investment Options that are used as measuring devices for determining the value of a Participant’s Account.

1.16     “Deferral Election” means an election by a Participant to defer a portion of the Participant’s Salary, Bonus, Board Fees and/or Other Compensation in accordance with Article III of the Plan.

1.17 “Deferral Election Form” means such form or other designated means by which a Participant elects the amount of Salary, Bonus, Board Fees and/or Other Compensation to defer (in dollar amount or percentage). Such “other designated means” may include, but not be limited to, an offer letter, interactive voice response, internet, intranet, and other electronic means.

1.18     “Deferred Amounts” means, with respect to a Participant, the Salary, Bonus, Board Fees and Other Compensation amounts that the Participant has elected to defer under the Plan and includes investment experience following the date of deferral.

1.19 “Director” means a non-employee member of the Board of Directors of the Company.

1.20 “Discretionary Company Contribution” means an amount contributed by the Company to the Account of a Participant.

1.21     “Distribution Election” means elections by the Participant made at the same time as his/her Deferral Election (i) as to the form of payment of the Deferred Amount (including investment experience thereon) subject to the Deferral Election and (ii) date(s) when such payments shall commence.

1.22     “Distribution Election Form” means such form or other designated means by which a Participant makes a Distribution Election. Such other “designated means” may include, but not be limited to, an offer letter, interactive voice response, internet, intranet, and other electronic means.

1.23     “Distribution Date” means a date within 90 days of the occurence of an event described in Section 6.1, or a period within 90 days of the start of a specific year elected by a Participant pursuant to Section 6.1(d).

1.24     “Eligible Employee” means an Employee or Director who is designated by the Administrator as eligible to participate in the Plan in accordance with Article II hereof, provided that a rehired Employee who was a Participant shall not become Eligible Employee for purposes of 30 day rule set forth in Section 3.1(a) until 24 months have elapsed since the date of rehire.

1.25     “Employee” means an individual whose employment classification is that of a regular full or part-time employee and who is on a United States payroll of a Participating Employer.

1.26     “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, as well as Treasury Regulations promulgated thereunder.

1.27     “FICA Amount” means Federal Insurance Contributions Act tax imposed under Section 3101, Section 3121(a) and ection 3121(v)(2) of the Code, where applicable, on Deferred Amounts.

1.28        “Investment Options” mean the hypothetical securities or other investments as may be provided, from time to time, under the Plan, from which a Participant may select to be used as measuring devices to determine the Deemed Investment earnings or losses of the Participant’s Account. A Participant shall have no real or beneficial ownership in the security or other investment represented by the Investment Options.

1.29        “Other Compensation” means compensation to which an Employee has a legal binding right within the meaning Section 409A of the Code and which is payable in a future calendar year. Other Compensation may also include Deferral Elections and Distribution Elections set forth in letters offering employment; provided that the Employee does not have a legally binding right to such amounts prior to accepting such offer of employment.

1.30        “Participant” means an Eligible Employee who has elected to make Salary and/or Bonus deferrals in accordance with the Plan, or a non-employee Director who has elected to defer cash compensation.

1.31        “Participating Employer” means the Company and any Affiliate that has been authorized by the Administrator to have its Employees eligible to participate in the Plan.

1.32        “Performance-Based Bonus” means any performance-based Bonus that meets the requirements of Section 409A of the Code with respect to performance-based compensation based on services performed over a period of at least twelve months.

1.33        “Plan” means this InterDigital Deferred Compensation Plan as documented herein and as may be amended from time to time hereafter

1.34        “Plan Year” means the twelve-month period beginning each January 1 and ending each December 31.

1.35        “Separation from Service” means a termination of employment with the Company or an Affiliate as set forth in Treasury Regulation 1.409A-1(h), using the 20% bench mark set forth therein, or termination of service as a member of the Board of Directors.

1.37 “Specified Employee” means a key employee of the Company as defined in Section 409A (a)(2)(B)(i) of the Code. For this purpose and all other plans of deferred compensation, the specified employee identification date for determining a whether a Participant is a Specified Employee shall be each December 31st and W-2 compensation for that year, as permitted by Treasury Regulation 1.409A-1(i)(2), shall be used. An individual who is a Specified Employee on the specified identification date shall be considered to be in such status from the April 1 immediately following the identification date up to and including the next March 31st. The Company shall determine whether this provision applies based on whether the Plan Sponsor has any publicly traded stock as of the date of the Participant’s Separation from Service.

1.38 “Total and Permanent Disability” means, with respect to any Participant, if such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for not less than 3 months under any accident or health plan covering employees of the Firm.

1.39    “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant or beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined under Section 409A of the Code.

1.40         “Valuation Date” means the last business day of each month, or such other date specified by the Committee. The Plan Administrator shall maintain reasonable procedures for the valuation of and processing of distributions.

ARTICLE II
PARTICIPATION

2.1 Eligibility.
(a)    Employees. An Employee shall be eligible to participate in the Plan for any Plan Year only if such Employee is: (i) designated by the Administrator or his delegatee as an officer and/or other key employee of a Participating Company, and (ii) notified in writing by the Administrator or his delegatee that he or she is eligible to participate in the Plan.

(b)    Directors. A Director shall be eligible to participate in the Plan upon their appointment to the Board.

2.2 Participant. An Eligible Employee or Director shall become a Participant on the last business day of any enrollment period (or other period specified by Article III) if he or she makes a Deferral Election in accordance with Article III. With respect to amounts not subject to an annual enrollment period, he or she shall become a Participant when the Deferral Election is irrevocable.

ARTICLE III

DEFERRAL AND DISTRIBUTION ELECTIONS

3.1 Timing of Deferral
(a)     General Rule. A Director or an Eligible Employee for any Plan Year may make a Deferral Election by completing and submitting a Deferral Election Form during the separate annual enrollment periods established by the Administrator with respect to the various forms of compensation eligible for deferral; provided that in the case of an initial Short Plan Year or the first Plan Year in which an Employee becomes an Eligible Employee in accordance with Article II, such Deferral Election may be made with respect to services to be performed subsequent to the date of the Deferral Election within thirty (30) days after the Employee becomes an Eligible Employee; provided further that with respect to Other Compensation, the Deferral Election Form shall be submitted and returned in accordance with the period established by the Administrator and as provided in Section 3.1(d) below.

(b)     Salary Deferrals and Board Fees. Subject to an election being made available, with respect to salary and Board Fees to be earned in any Plan Year other than a Short Plan Year, a Participant may make a Deferral Election during the enrollment period which shall occur on or before December 31st of the year prior to the Plan Year to which the Deferral Election relates.

(c)     Bonus Deferrals. A Participant may elect to defer a portion of any Bonus amounts to be earned in a performance year by completing and submitting a Deferral Election Form during an annual enrollment period which shall occur no later than December 31st prior to the calendar year to which the Deferral Election relates; provided that if the Administrator determines that a Bonus is a Performance-Based Bonus, and provides for a separate deferral election period for Performance-Based Bonuses, such a Participant may elect to defer a portion of any Performance-Based Bonus by making a Deferral Election during the enrollment period which shall occur at least six months prior to the end of the performance period to which such Performance-Based Bonus relates.

(d)     Other Compensation Deferrals. The Plan Administrator in his discretion may permit an Eligible Employee who has been awarded Other Compensation to make an election to defer such Other Compensation, which election shall occur no later than the 30th day after the Eligible Employee obtains the legally binding right to the Other Compensation; provided that such election shall be made at least 12 months in advance of the earliest date at which a substantial risk of forfeiture within the meaning of Section 409A of the Code could lapse; provided further that prior to having a legally binding right to Other Compensation, a Participant may elect to defer all or a portion of such amount.

3.2 Amount of Deferrals.
(a)     Salary, Bonus and Board Fees. A Participant may elect to defer a (i) percentage (in whole percentages only), (ii) a dollar amount or (iii) such combination of a dollar amount and percentage (as the Administrator may specify) of the Participant’s salary, bonus or Board Fees with respect to the calendar year to which the Deferral Election relates. The Administrator may specify a minimum amount or maximum amount that a Participant may defer for any Plan Year or otherwise limit the deferral amounts; provided, further, that with respect to a newly Eligible Employee, any portion of a Bonus attributable to services rendered after date of eligibility shall be the maximum amount eligible for deferral hereunder.

 (b)     Short Plan Year. Notwithstanding the foregoing, in the case of (i) the first Plan Year in which the Plan is in effect or (ii) an individual first becoming a Participant after the first day of a Plan Year, then to the extent required by Section 3.2 and Code Section 409A, the maximum amount of the Participant’s base salary, bonus, Other Compensation or Board Fees that may be deferred by the Participant for the Plan Year shall be determined by applying the percentages established pursuant to Section 3.2(a) to the portion of such compensation attributable to services performed after the date that the Participant’s deferral election is made and submitted to the Committee.

(c)     Other Compensation. Subject to the discretion of the Administrator, a Participant may elect to defer a percentage or dollar amount of his/her Other Compensation to which the Deferral Election relates.

(d)     Adjustment for Taxes. In the event that a Participant’s Deferral Election with respect to any compensations results in insufficient non-deferred compensation from which the Company may withhold taxes FICA and other payroll taxes, the Participant’s Deferral Election shall be reduced by the amount necessary to allow the Company to satisfy such withholding requirements.

(e)     Minimum / Maximum Deferral. The Administrator may specify the minimum and maximum dollar amount that a Participant may defer during any Plan Year, as well as an aggregate maximum deferral amount.

(f)     Irrevocability of Deferral Election. Except as provided in Section 6.9, generally, an election to defer the receipt of any Compensation made under Section 3.1 is irrevocable once submitted to the Administrator or his or her designee.

3.3 Distribution Elections

(a)    Form of Payment. At the same time that a Participant makes a Deferral Election, the Participant may make a Distribution Election as to the form of payment on a Distribution Election Form. The following Distribution Elections for specified Distribution Events are available, however, the Administrator may specify alternative Distribution Elections in its discretion:

(1) Separation from Service: Lump sum or annual installments over between 2 and 10 years, or
(2) In-Service Distribution: Lump sum or annual installments over between 2 and 5 years
(3) Death, Disability, Change of Control: Lump Sum (no election available)

(b)    Changes in Form and Date of Distribution. In its discretion, the Administrator may permit a particular Participant to change the form and time of distribution in accordance with Section 409A(a)(4) of the Code and the final Treasury Regulations issued thereunder.

(c)    Failure to Make a Distribution Election. Unless Section 3.3(b) applies, if a Participant fails to make a valid Distribution Election with respect to any Deferred Amount for a particular Plan Year, the Participant shall receive the Participant’s Account balance attributable to that Deferred Amount in a lump sum on the Distribution Date applicable to that Participant. The Administrator retains the right to conform any Participant distribution election that is not consistent with the terms of this Plan.

3.4 Effective Date and Irrevocability. Unless the Administrator otherwise determines or Section 3.2 applies with respect to maximum deferrals, a Deferral Election and Distribution Election shall become effective upon the last business day of the enrollment period with respect to the Plan Year to which they relate, or in the case of Other Compensation as of the date that such Deferral and Distribution Election are received by the Administrator. With respect to a Bonus, a Deferral Election shall be effective for the Plan Year to which it relates and shall expire at the end of such Plan Year. A Deferral Election and Distribution Election shall be irrevocable when they becomes effective and may not be modified, except in the event of an Unforeseeable Emergency as provided in Article VI or a subsequent election as provided in Section 3.3(b). Notwithstanding the preceding, in the event of a conflict between the terms of the Plan and the terms of a Deferral or Distribution Election, the terms of the Plan shall govern and the Plan Administrator shall have the authority to conform the Distribution or Deferral Election to the terms of the Plan.

ARTICLE IV
PARTICIPANT ACCOUNTS, EMPLOYER CONTRIBUTIONS, VESTING

4.1 Participant Accounts. The Company shall establish an Account with respect to each Participant. The Company shall credit a Participant’s Deferred Amounts to his/her Account in accordance with the Participant’s Deferral Election Form. The Company shall credit the Deferred Amounts to the Participant’s Account as of the date on which the amounts would have been paid by the Company or other such other date as may be specified with respect to Other Compensation, unless otherwise determined by the Administrator. Within an Account, amounts attributable to separate Distribution Elections shall be separately accounted for and may have separate investment allocations.

4.2. Company Matching Contributions. The Company, in its discretion, may provide a matching contribution to the Accounts of Participants who have Deferred Amounts during the Plan Year. Such contributions may be subject to a vesting schedule at the discretion of the Company, and may be required to be invested in a specific Investment Option.

4.3 Discretionary Company Contributions. The Company, in its discretion, may credit a Participant’s Account with a Discretionary Company Contribution. The Company may elect to subject such contributions to a vesting schedule and may be require that such contribution be invested in a specific Investment Option.

4.4 Vesting. The Administrator may establish a vesting schedule with respect to Company Matching Contributions and Discretionary Company Contributions. Any non-vested portion of a Participant's Account at the time of their Separation from Service will not be paid. However, if Separation from Service is caused by a Total and Permanent Disability or upon a Participant’s death, any non-vested portion of Participant’s Account shall vest immediately. For the purposes of determining a Participant’s vested amounts, the Administrator shall use a definition of Year of Service used in the InterDigital Savings and Protection Plan, and shall credit Participants with service with InterDigital prior to the existence of this Plan.

ARTICLE V
INVESTMENT ACCOUNTS

5.1 Allocation/Transfer Election. A Participant shall elect Investment Options to be used to determine the value of a Participant’s Account. A Participant shall use the Allocation/Transfer Election to specify his/her allocations/transfers among the Investment Options. In the event that the Participant fails to make an Allocation/Transfer Election with respect to a Deferred Amount while a Participant is employed by the Company or one of its Affiliates, such Deferred Amount shall be automatically treated as allocated or transferred to a short-term investment option, unless the Administrator otherwise directs.

5.2 Continuation of Investment Election. With respect to Salary, an Allocation/Transfer Election submitted by a Participant during the annual enrollment shall be a continuing Allocation Election with respect to the allocation of future Deferred Amounts during the Plan Year until a new Allocation/Transfer Election is submitted by the Participant. In the event that the Participant fails to make an Allocation/Transfer Election with respect to a Deferred Amount, it shall be automatically treated as allocated or transferred to a short-term investment option, unless the Administrator otherwise directs.

5.3 Reallocation/Transfer Among Investment Options. A Participant may reallocate or transfer his Account balances among the Investment Options by submitting a new Allocation/Transfer Election in such form and at such time or times as may be specified by the Administrator. The Administrator may, in his sole and absolute discretion, restrict transfer, allocation or reallocation by Participants into or out of specified Investment Options or specify minimum or maximum amounts that may be allocated or transferred by Participants.

5.4 Changes in Investment Options. The Administrator, in his sole and absolute discretion, shall be permitted to add or remove Investment Options; provided that any such addition or removal of Investment Options shall not be effective with respect to the investment experience credited prior to the effective date of the change. In the event that the Administrator removes or replaces an Investment Option, the Administrator may direct the transfer of balances previously allocated to that Investment Option to other Investment Options.

5.5 Account Valuation. As of a Valuation Date, a Participant’s Account shall be valued as the sum of the value of all Deemed Investments of the Account minus any withdrawals or distributions from such Account. Investment experience with respect to each Investment Option will be credited and debited to, or otherwise reflected in, the balance of such Account.

5.6 No Ownership. A Participant’s election of Investment Options as measuring devices for determining the value of a Participant’s Account does not represent actual ownership of, or any ownership rights in or to, the investments to which the Investment Options refer, nor is the Company in any way bound or directed to make actual investments corresponding to Deemed Investments. A Participant’s Allocation/Transfer Election shall be used solely for purposes of determining the value of such Participant’s Account.

ARTICLE VI
DISTRIBUTIONS

6.1 Distribution Events. In accordance with Section 409A of the Code and the terms of this Plan, distribution of Deferred Amounts, including investment experience, may not occur earlier than the:
(a) date of Separation from Service of a Participant, or termination of services as a member of the Board of Directors;
(b) death of the Participant;
(c) Separation of Service of the Participant due to his/her total and permanent disability;
(d) specific year elected by the Participant pursuant to a Distribution Election;
(e) the Change of Control of the Company; or
(f) occurrence of an Unforeseeable Emergency.

6.2 Form of Distribution. All distribution shall be in cash. References herein to a lump sum mean cash.

6.3 Distribution Upon Separation From Service.
(a) If a Participant has a Separation from Service (for reasons other than death), the Participant shall receive a distribution of the Participant’s Deferred Amounts, and the vested portion of any Company Discretionary or Matching Contributions, in accordance with the Participant’s applicable Distribution Elections except as otherwise provided for in this Article VI and in Section 6.3(b) or Section 6.3(c). (If a Participant failed to make a Distribution Election with respect to any Deferred Amount or Company Contribution, it shall be distributed as a lump sum on the Participant’s Distribution Date in accordance with Section 3.3(c).) Subject to the Distribution Election, distributions will be made (or, if installments, commence) on the Distribution Date as specified in the applicable election.

(b) Notwithstanding anything to the contrary in Section 6.3(a), if the Participant’s Account balance as of the date of Separation from Service is less than $15,000 or such other dollar amount as established by the Administrator, the Participant’s Account shall be distributed as a lump sum as of the Distribution Date.

(c) Notwithstanding anything to the contrary in Section 6.3(a), if the Participant Separation from Service is due to involuntary termination as determined by the Administrator, the Participant’s Account shall be distributed as a lump sum as of the Distribution Date.

6.4 Distribution Upon Death. Irrespective of any Distribution Election made, if a Participant dies, the Plan shall distribute the balance of the Participant’s Account to the Participant’s Beneficiary in a lump sum as soon as administratively practicable after the Death of the Participant, or if the Participant so elected under Section 6.11, within two months of the calendar year following the Participant’s death.

6.5 Distribution Upon Total and Permanent Disability. If a Participant incurs a Separation from Service caused by a Total and Permanent Disability as defined in Section 1.38 of this Plan, the Plan shall distribute the Participant’s Account in accordance with the election made under Section 6.3, including any special election made, if any, with regard to Total and Permanent Disability.

6.6 Distribution in a Specific Year. Subject to Section 6.1 and Section 6.9, a non-Director Participant who has elected a specific year to receive (or commence receipt of) a distribution of a Deferred Amount shall receive such distribution on the Distribution Date during the calendar year elected. Such specific year elected shall not be earlier than the fifth anniversary following the date that a Deferred Amount is first credited to the Participant’s Account, assuming the Participant is an Employee on such date. The Administrator may limit the number of separate Distribution Dates a Participant may maintain.

6.7 Distribution Upon a Change of Control In the event of a Change of Control of the Company as defined in Section 1.11, the Plan shall distribute each Participant’s Account in a lump sum as soon as administratively practicable but in no event later than 30 days from the effective date of the Change of Control, or, if Section 6.12 applies in the event of a Separation from Service of a Specified Employee, the earliest date permitted under Section 6.12. Further, any non-vested portions of any contributions made by the Company under Sections 4.2 or 4.3 shall become 100% vested as of the date of a Change of Control.

6.8 Unforeseeable Emergency Payment. Upon the Participant’s request and the submission of evidence of demonstrating an Unforeseeable Emergency, the Administrator may, in his sole and absolute discretion, determine that a Participant has incurred an Unforeseeable Emergency. If such a determination is made, the Administrator may cancel a Deferral Election for the balance of the Plan Year and, taking into account the dollar value of such cancellation to the Participant, shall authorize a distribution limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). For these purposes, a distribution shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship). Any such distribution shall be made within 90 days immediately following the receipt of the request and sufficient documentation from the Participant.

6.9 Priority Rules. If a Participant has elected a specific year(s) of distribution and incurs a Separation from Service while there are remaining amounts to be distributed pursuant to his/her Distribution Election, the Participant shall receive the balance of the Deferred Amount in a lump sum on the Distribution Date irrespective of the election made under Section 6.6, unless the Participant was allowed to elect and did elect to maintain the distribution timing under Section 6.6 in the event of Separation from Service.

6.10 Acceleration of Distributions.

(a) Payments Upon Income Inclusion Under Section 409A. The Plan, at the discretion of Administrator, may permit the acceleration of the time or schedule of a payment to a Participant under the Plan at any time the Plan or any arrangement that is aggregated with the Plan under Treasury Regulations fails to meet the requirements of Section 409A of the Code with respect to such Participant. Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and Treasury Regulations.

(b) Prohibition On Acceleration of Distributions. Other than provided for in Articles III and VI, the Plan shall not permit the acceleration of the time or schedule of any payment under the Plan except as provided by the Code or Treasury Regulations.

6.11 Election to Receive Distribution in Subsequent Tax Year. The Plan, at the discretion of Administrator and to the extent consistent with Code Section 409A, may allow Participants to elect on their Distribution Election Form to have any lump sum payments payable under Sections 6.3, 6.4 or 6.5 of the Plan to be paid within the later of the time frames specified in this Article VI and Section 1.23 or January of the calendar year following the event.

6.12 Payment to A Specified Employee. Notwithstanding any other provision of this Plan, any distribution of benefits due to a Specified Employee as a result of a Separation from Service, to the extend required by Code section 409(a), will be paid no earlier than the first day of the seventh month following the Separation from Service, except in the event of a Participant’s death.

6.13 Delaying Payment for Securities Laws Violation. If, in the reasonable judgment of the Administrator distribution of a Deferred Amount would violate Federal securities laws or other applicable laws, then such distribution shall be delayed to the date at which the Administrator reasonably anticipates that the payment of the amount will not cause such violation. For this purpose, the distribution of a Deferred Amount that would cause an inclusion in gross income or the application of any penalty provision or other provision of the Code shall not be deemed a violation of applicable laws.

ARTICLE VII
LIABILITY AND FUNDING

7.1 Unsecured Creditor. The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan, and Participants and beneficiaries shall have the status with respect to the amounts credited to their Accounts from time to time only of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of InterDigital, Inc. or any other person.

7.2     Grantor Trust. The Administrator shall be empowered (but shall not be required) to create a grantor trust to hold assets representing the amounts deferred under this Plan on such terms and conditions as the Administrator shall approve. The trustee of the grantor trust shall be a party unaffiliated with the Company.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1 Amendment and Plan Termination. The Administrator, Committee or the Board may at any time modify, amend or terminate the Plan. Any such modification, amendment or termination shall not cancel, reduce or otherwise adversely affect the amount of benefits of any Participant accrued. Any termination shall conform to Section 409A of the Code.

8.2 Compliance with Law. It is intended that this Plan comply with all provisions of the Code and Treasury Regulations and rulings in effect from time to time regarding the permissible deferral of compensation and taxes thereon, and it is understood that this Plan does so comply. It shall be so interpreted to fullest extent permitted by law.

ARTICLE IX
ADMINISTRATION

9.1 Administrator. Except as otherwise provided herein, the Plan shall be administered by the Administrator who shall have the authority to adopt rules and regulations for carrying out the provisions of the Plan, who shall interpret, construe and implement the provisions of the Plan, and whose determinations shall be conclusive and binding. In carrying out his responsibilities hereunder, the Administrator may appoint such delegates as he/she deems appropriate. Such appointment need not be in writing.

9.2 Decision Binding. Any decision made or action taken by the Board, the Committee, the Administrator or the Company, arising out of, or in connection with, the construction, administration, interpretation and effect of the Plan shall be within their absolute discretion, and will be conclusive and binding on all parties. Neither the Administrator nor a member of the Board or the Committee shall be liable for any act or action hereunder, whether of omission or Salary, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done in connection with this Plan.

9.3 Administration Upon Change In Control. For purposes of this Plan, the Company shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the Compensation Committee as constituted immediately prior to the Change of Control and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust.

Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Deferral Accounts of the Participants, the date of circumstances of the Participants’ Separation from Service, Disability or death, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company

ARTICLE X
MISCELLANEOUS

10.1 No Right to Assign. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or his Beneficiary) or be subject to alienation, anticipation, sale, pledge, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor be subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

10.2 Successors. The provisions of Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successor as used herein shall include any corporate or other business entity which shall, by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

10.3 No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Participant any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with the right of the Company or any Affiliate to terminate a Participant’s employment at any time, or (iii) confer upon any Participant or other person any claim or right to any distribution under the Plan except in accordance with its terms.

10.4 Location of Participants. Each Participant shall keep the Company informed of his current address and the current address of his Beneficiary. The Company shall not be obligated to search for any person.

10.5 Statements; Errors in Statements or Distributions. The Administrator will furnish to a Participant, in such manner as the Administrator shall determine, a statement reflecting the amounts credited to the Participant’s Account and any transactions therein from time to time.

10.6 Receipt and Release. Distributions to any Participant or Beneficiary (or any legal representative thereof) in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for Deferred Amounts and relating to any Account to which the distributions relate against the Company, and the Company may require such Participant or Beneficiary (or any legal representative thereof), as a condition to such distributions, to execute a receipt and release to such effect.

10.7 Plan Expenses. The value of a Participant’s Account may be adjusted to reflect a charge for a pro rata share of the fees and expenses (including, but not limited to, administrative expenses, audit fees, trustee fees, trust administration fees and banking expenses) of the Company in connection with the Plan.

10.8 Headings and Subheadings. Headings and subheadings in the Plan are for reference only, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.

10.9 Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Administrator may elect in it sole and absolute discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

10.10 Governing Law. This Plan and the Participant’s participation in the Plan shall be interpreted and applied in accordance with the laws of the State of Delaware, without regard to conflicts of law principles, except to the extent superseded by applicable federal law.